UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MFRI, INC.

(name of registrant as specified in its charter)

_________________________________________

(name of person(s) filing proxy statement, if other than registrant)

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7720 N. Lehigh Avenue

Niles, Illinois 60714

May 29, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of MFRI, Inc. (the “Company”) will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on Thursday, June 19, 2008, at 10:00 a.m., Chicago time, for the following purposes:

•	to elect directors;
•	to consider and vote upon, if properly presented at the meeting, a stockholder proposal; and
•	to transact such other business as may properly come before the meeting.
By order of the Board of Directors,
Michael D. Bennett
Secretary

____________

PROXY STATEMENT

For the Annual Meeting of Stockholders of MFRI, Inc.

June 19, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MFRI, Inc. (the “Company”) for use at the annual meeting of stockholders to be held on June 19, 2008 at 10:00 a.m., Chicago time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, and at any adjournment thereof. This Proxy Statement and the form of proxy are first being mailed on or about May 29, 2008 to stockholders of the Company. Only stockholders of record at the close of business on May 2, 2008 will be entitled to notice of and to vote at the meeting. The Company had outstanding 6,787,570 shares of common stock as of the close of business on May 2, 2008. There are no other voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on all other matters. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted; such shares will be voted in accordance with the directions on the proxy form or, in the absence of direction as to any proposal, they will be voted FOR the election of the director nominees and, if properly presented, AGAINST the stockholder proposal, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at MFRI, Inc., 7720 N. Lehigh Avenue, Niles, Illinois 60714, by executing and duly and timely delivering a subsequent proxy to the same address shown immediately above, or by attending the meeting and voting in person.

In case any nominee named herein for election as a director is not available when the election occurs, proxies in the accompanying form may be voted for a substitute as well as for the other persons named herein. The Company expects all nominees to be available and knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company (“Common Stock”) shall constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

A plurality of the votes of the shares present in person or represented by proxy at the meeting will be required to elect the directors.

In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitation will be paid by the Company. The Company has engaged Georgeson, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement for out-of-pocket costs and expenses, including an amount per completed stockholder contact and per TeleVoteTM received.

On behalf of your Board of Directors, thank you for your continued support of MFRI, Inc.

The Company’s fiscal year ends January 31. Years described as 2007, 2006 and 2005 are the fiscal years ended January 31, 2008, 2007 and 2006, respectively.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of March 31, 2008, with respect to any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned, the nature of such ownership, and the percentage such ownership is of the outstanding shares of Common Stock:

Name and Address	Amount and Nature	Percent of
of Beneficial Owner	of Beneficial Ownership	Outstanding Shares
Babson Capital Management	615,000(1)	9.1%
470 Atlantic Avenue
Boston, MA	02210-2208

J. Carlo Cannell	610,000 (2)	9.0%
P.O. Box 3459
240 E Deloney Ave.
Jackson, WY 83001

Tontine Capital Partners, L.P.	563,588(3)	8.3%
55 Railroad Avenue, 3rd Floor,
Greenwich, Connecticut 06830

Henry M. Mautner	490,469(4)	7.2%
7720 N. Lehigh Avenue
Niles, IL 60714

David Unger	479,309(5)	7.1%
7720 N. Lehigh Avenue
Niles, IL 60714

Edward W. Wedbush	439,734(6)	6.5%
P.O. Box 30014

Los Angeles, CA 90030-0014

_________

(1)

According to a Schedule 13G dated December 31, 2007, Babson Capital Management LLC, in its capacity as investment adviser, may be deemed the beneficial owner of 615,000 shares of common stock of the Issuer which are owned by investment advisory client(s).

(2)

According to a Schedule 13D dated January 17, 2008, such securities are held in investment advisory accounts of Cannell Capital, LLC ("Adviser"). J. Carlo Cannell ("Cannell") is the controlling member of the Adviser and, thus, may be deemed to be the beneficial owner of the Common Stock owned by the Adviser. Adviser, and Cannell, the majority owner and managing member of Adviser, has the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to Adviser's investment advisory clients. No single investment advisory client of Adviser owns more than 5% of the Common Stock. The Adviser acts as the investment sub-adviser to Anegada Master Fund Limited ("Anegada"), Tonga Partners, L.P. ("Tonga"), and Tristan Partners, L.P. ("Tristan"), ("and, collectively, with, Anegada, TEC, Tonga, and Tristan, the "Funds"). The principal business of each Fund is to invest in securities.

(3)

According to a Schedule 13G/A dated December 31, 2007, Tontine Capital Partners, L.P. (“TCP”) owns the 457,104 shares of Common Stock. The General Partner of TCP is Tontine Capital Management, L.L.C (“TCM”), 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830. As general partner of TCP, TCM has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of the shares in the Company. Jeffrey L. Gendell, 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830, is the Managing Member of TCM and in that capacity directs its operations. Thus, Mr. Gendell may be deemed the beneficial owner of the Common Stock owned by TCP

(4)	Includes 5,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(5)

Includes 11,847 shares held in joint tenancy with Reporting Person’s spouse, 5,923.5 of which the Reporting Person disclaims beneficial ownership. Includes 12,454 shares owned by the Reporting Person’s spouse all of which the Reporting Person disclaims beneficial ownership of. Also includes 5,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(6)

According to a Schedule 13G/A dated December 31, 2007 (the “WI Schedule 13G”), Wedbush, Inc. (“WI”), 1000 Wilshire Boulevard, Los Angeles, California 90017-2459, owns 228,132 shares of Common Stock, equaling 3.4% of the outstanding shares of Common Stock of the Company. Edward W. Wedbush is the chairman of WI and owns a majority of the outstanding shares of WI and, thus, may be deemed the beneficial owner of the Common Stock owned by WI (but disclaims ownership of such shares). According to the WI Schedule 13G, Mr. Wedbush owns 91,841 shares of Common Stock, equaling 1.4% of the outstanding Common Stock of the Company, in his own name.

The following table sets forth as of March 31, 2008, certain information concerning the ownership of common stock of the Company of each director, nominee, and executive officer named in the Summary Compensation Table hereof (“Named Executive Officers”) and all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Henry M. Mautner	490,469 (1)	7.2%
David Unger	479,309 (2)	7.1%
Bradley E. Mautner	161,405(3)	2.4%
Fati A. Elgendy	40,800(4)	*
Arnold F. Brookstone	30,526(5)	*
Eugene Miller	19,000(6)	*
Michael D. Bennett	17,114(7)	*
Stephen B. Schwartz	15,625(8)	*
Dennis Kessler	11,000(9)	*
All directors and executive officers as a group (15 persons)	1,316,773	19.4%

* Less than 1%.

__________________

(1)	Includes 5,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(2)

Includes 11,847 shares held in joint tenancy with Reporting Person’s spouse, 5,924.5 of which the Reporting Person disclaims beneficial ownership. Includes 12,454 shares owned by the Reporting Person’s spouse all of which the Reporting Person disclaims beneficial ownership of. Also includes 5,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(3)

Includes 200 shares held as custodian for the Reporting Person’s children, all of which the Reporting Person disclaims beneficial ownership of. Also includes 5,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(4)	Includes 17,875 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(5)

Includes 24,526 shares held in a trust of which the Reporting Person is trustee. Also includes 6,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(6)

Includes 4,000 shares held in a trust of which the Reporting Person is trustee. Also includes 15,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(7)

Includes 400 shares held by Reporting Person’s spouse, of which the Reporting Person disclaims beneficial ownership. Also includes 5,750 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(8)

Includes 8,375 shares held in a trust of which the Reporting Person is trustee. Also includes 7,250 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

(9)	Includes 11,000 shares that are subject to stock options granted by the Company that are exercisable on March 31, 2008, or will become, exercisable within 60 days thereafter.

PROPOSAL 1 - ELECTION OF DIRECTORS

Seven individuals have been nominated by the Nominating and Corporate Governance Committee for election at the annual meeting to hold office until the annual meeting of stockholders in 2009 and until their respective successors are elected and qualified. All of the nominees were previously elected by the stockholders and are currently serving as directors of the Company.

Name	Offices and Positions, if any, held with the Company; Age	First Became a Director of the Company or a Predecessor

David Unger	Director, Chairman of the Board and Chief Executive Officer of the Company; Age 73	1989
Henry M. Mautner	Director and Vice Chairman of the Board of the Company; Age 81	1989
Bradley E. Mautner	Director, President and Chief Operating Officer of the Company; Age 52	1995
Arnold F. Brookstone	Director of the Company; Age 78	1990
Eugene Miller	Director of the Company; Age 82	1990
Stephen B. Schwartz	Director of the Company; Age 73	1995
Dennis Kessler	Director of the Company; Age 69	1998

David Unger has been employed by the Company and its predecessors in various executive and administrative capacities since 1958. He became Chairman of the Board of Directors and Chief Executive Officer of the Company in 1989. He was the President of the Company from 1994 until 2004.

Henry M. Mautner has been employed by the Company and its predecessors in various executive capacities since 1949. He has been Vice Chairman of the Company since 1989. Mr. Mautner is the father of Bradley E. Mautner.

Bradley E. Mautner has been employed by the Company and its predecessors in various executive and administrative capacities since 1978, has served as President and Chief Operating Officer since December 2004, was Executive Vice President from December 2002 to December 2004, was Vice President of the Company from December 1996 through December 2002 and has been a director of the Company since 1995. Bradley E. Mautner is the son of Henry M. Mautner.

Arnold F. Brookstone served as Executive Vice President and Chief Financial and Planning Officer of Stone Container Corporation (subsequently merged into Smurfit - Stone Container Corporation) until his retirement on January 31, 1996. During the past five years he has served as an independent director of a number of public and privately-held companies.

Eugene Miller served as Vice Chairman of the Board of Directors and Chief Financial Officer of USG Corporation, a building materials holding company, from March 1987 until his retirement as of May 31, 1991. Mr. Miller is currently Executive-in-Residence and Adjunct Professor of Florida Atlantic University. During the past five years Mr. Miller served as an independent director of several privately-held companies.

Stephen B. Schwartz served as a senior vice president of IBM Corporation from 1990 until his retirement in 1992. From 1957 to 1990, Mr. Schwartz served in various capacities for IBM Corporation.

Dennis Kessler has been President of Kessler Management Consulting, LLC since February 1998. Prior to February 1998, Mr. Kessler was Co-President of Fel-Pro Incorporated, which manufactured and distributed gaskets, engine parts and industrial chemicals. Mr. Kessler had served in various capacities with Fel-Pro since 1964. He also serves as a director of a privately-held company.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Director Independence

The Company’s Board of Directors consists of seven directors, each of whom is being nominated for re-election at the annual meeting. The Board of Directors has determined that four of the directors are “independent directors” within the meaning of the Nasdaq Stock Market rules. The other three directors, David Unger, Henry M. Mautner and Bradley E. Mautner, are employees of the Company and do not meet the definition of “independent” under the Nasdaq Stock Market rules.

Board of Directors’ Meetings and Committees

The Board of Directors held four meetings during 2007. The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Eugene Miller (Chairman), Arnold F. Brookstone, Stephen B. Schwartz, and Dennis Kessler. Three meetings were held in 2007. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined under the Nasdaq Stock Market rules.

The Nominating and Corporate Governance Committee with the same members and Chairman had been the Committee of Independent Directors until June 19, 2007, at which date the Board of Directors changed the committee’s name and function. The Nominating and Corporate Governance Committee does not have a charter, but it has adopted resolutions addressing the nominations process and related matters as required under the federal securities laws and the Nasdaq Stock Market rules.

Nominating Process and Stockholder Recommendations

The Nominating and Corporate Governance Committee identifies the attributes of the Board’s incumbent members believed to contribute to the work of the Board and its committees, including leadership, accomplishments, experience, skills, diversity, integrity and commitment to Board duties. When a position on the Board of Directors becomes vacant, or if the number of the members of the Board of Directors is being increased, the Nominating and Corporate Governance Committee will review these attributes of the incumbent members and determine the attributes that, if possessed by the new board member, would likely result in a significant contribution to the Board of Directors. People then recommended to the Nominating and Corporate Governance Committee for consideration as nominees for vacant or new Board positions will then be evaluated with respect to the attributes determined by the Nominating and Corporate Governance Committee to be optimal for the vacant or new position. Following the evaluation, which may include interviews or such other procedures the Nominating and Corporate Governance Committee deems advisable, the Nominating and Corporate Governance Committee will make a recommendation to the Board regarding a candidate either to be nominated for election at the next annual meeting of stockholders or elected by the Board between such meetings.

Recommendations for potential nominees may come from many sources, including members of the Board, executive officers, stockholders, self-recommendations, members of the communities the Company serves or search firms. All persons recommended to the Board or the Nominating and Corporate Governance Committee for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation.

Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Corporate Governance Committee pursuant to the process described above as a potential nominee to the Board of Directors should direct the recommendation to the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the following address: Corporate Secretary, MFRI, Inc., 7720 N. Lehigh Avenue, Niles, Illinois 60714.

Compensation Committee

The Compensation Committee, consisting of Stephen B. Schwartz (Chairman), Arnold F. Brookstone, Eugene Miller, and Dennis Kessler, reviews the compensation paid to the officers of the Company, reports to the stockholders with respect to the compensation paid to the officers of the Company, approves material departures from the Company’s past compensation policies, determines the optionees and grant amounts under the Company’s 2004 Stock Incentive Plan and makes recommendations to the Board with respect to the Company’s compensation policies. The Compensation Committee does not have a charter. All of the four members of the Compensation Committee are “independent” as defined in the Nasdaq Stock Market rules. The Compensation Committee held one meeting during 2007.

Audit Committee

The Audit Committee consists of Arnold F. Brookstone (Chairman), Dennis Kessler (Vice Chairman), Eugene Miller, and Stephen B. Schwartz. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the Nasdaq Stock Market rules. The Board of Directors has also determined that at least one of the members of the Audit Committee, including its Chairman, Arnold F. Brookstone, qualifies as an “audit committee financial experts” as defined in Item 401(h) of Regulation S-K. During 2007, the Audit Committee held five meetings.

The Board of Directors has adopted and approved a charter for the Audit Committee. Under the charter, the Audit Committee’s responsibilities include, among other things:

•	Selection and discharge of the independent auditors and approving the compensation of the independent auditors;
•

Reviewing independence with the independent auditors periodically, no less frequently than annually, including confirmation that no prohibited services were provided by the independent auditors or their affiliates, and obtaining on an annual basis written confirmation of the independence of the independent auditors;

•	Considering the results of the review of the interim financial statements by the independent auditors;
•	Reviewing the Company’s compliance with applicable accounting and financial reporting rules;
•	Considering and reviewing with management and with the independent auditors the adequacy of the Company’s internal controls, including computerized information system controls and security;

•	Considering, in consultation with the independent auditors, the audit scope and plan of the independent auditors;
•	Reviewing with management and the independent auditors the results of annual audits and related matters;
•	Reviewing with the independent auditors any impending changes in accounting and financial reporting rules and the expected impact of such changes on the Company; and
•	Conducting or authorizing investigations into any matters within the Audit Committee’s scope of responsibilities.

The Board of Directors of the Company adopted an Audit Committee Charter in 2000 and adopted amendments to it in 2002 and 2004. A copy of the Committee’s current charter is available at www.mfri.com/investor%20relations.htm.

Indemnification

The Company has entered into indemnification agreements with each person who is currently a member of the Board of Directors of the Company and expects to enter into such agreements with persons who may in the future become directors of the Company. The Company has also entered into indemnification agreements with each of its executive officers. In general, such agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such director or executive officer is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

Board Attendance at Annual Meetings

The Company desires, but does not require, that all directors attend the Company’s annual meetings of stockholders. All of the Company’s directors attended the Company’s annual meeting of stockholders held in June 2007.

Code of Conduct

The Company has adopted a Code of Conduct which is applicable to all employees of the Company, including the Chief Executive Officer and Chief Financial Officer, and to the Company’s Board of Directors. The Code of Conduct is publicly available on the Company’s website at www.mfri.com.

Stockholder Communication with the Board of Directors

Stockholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the stockholder, to one or more specific directors, in care of the Secretary of the Company, to: Corporate Secretary, MFRI, Inc., 7720 N. Lehigh Avenue, Niles, Illinois 60714. Stockholders also have the opportunity to communicate with Board members at the annual meeting.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Ethics Compliance Officer, MFRI, Inc., 7720 N. Lehigh Avenue, Niles, Illinois 60714.

REPORT OF THE AUDIT COMMITTEE

Included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 are the consolidated balance sheets of the Company and its subsidiaries as of January 31, 2008 and 2007 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years ended January 31, 2008, 2007 and 2006. The balance sheets and statements are the subject of a report by Grant Thornton LLP who was engaged in December 2004 as the Company’s independent auditors. The Audit Committee will appoint independent auditors for the year ending January 31, 2009 at a meeting to be held after the 2008 annual meeting of stockholders.

The Audit Committee reviewed and discussed the Audited Financial Statements with the Company’s management and with the independent registered public accounting firms prior to publication and filing. The Audit Committee has discussed with the independent registered public accounting firms, among other matters, the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee has received from the independent registered public accounting firms the written disclosures and letter required by Independence Standards Board Standard No. 1, and it has discussed with the independent registered public accounting firms their independence with respect to the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 for filing with the Securities and Exchange Commission.

This Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or deemed filed under any such acts.

Arnold F. Brookstone, Chairman

Dennis Kessler, Vice Chairman

Eugene Miller

Stephen B. Schwartz

Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material principles underlying the Company’s compensation policies for its Named Executive Officers (each, a “NEO”), its Management Committee (consisting of the Chief Executive Officer, Vice Chairman, President, Chief Financial Officer, and Segment Presidents), and its other Executive Officers, including both the separate elements of executive compensation and executive compensation as a whole. The specific amounts paid or payable to the NEOs are disclosed in the tables and narrative in the section of this proxy statement titled “Executive Compensation”. The following discussion cross-references those specific tables and narrative disclosures where appropriate.

Compensation Philosophy and Objectives:

The Compensation Committee reviews the compensation paid to the Company’s Executive Officers, reports to the stockholders with respect to the compensation paid to the Executive Officers, approves material departures from the Company’s past compensation policies, approves grants under the Company’s non-qualified deferred compensation plan, determines the optionees and grant amounts under the Company’s 2004 Stock Incentive Plan and makes recommendations to the Board with respect to the Company’s compensation policies, which are approved by the Board after any changes that the Board deems appropriate.

The Company’s compensation program is designed to attract, motivate and retain talented individuals that MFRI needs to achieve business success, and to reward performance. The program reflects the following philosophy and objectives:

The interests of MFRI employees and stockholders should be aligned. We believe that MFRI employees should act in the interests of MFRI stockholders; Executive Officer compensation includes equity compensation in the form of stock options to encourage such action.

Compensation should be related to performance. Executive Officer compensation should vary based on objectively measurable performance of the Company or of the business unit of which the Executive Officer is a part.

Incentive compensation should be a greater part of total compensation for employees with more senior positions. The proportion of an employee’s total compensation that varies based on performance should increase as the employee’s business responsibilities increase.

Compensation should balance long-term and short-term goals. The Company’s incentive compensation plans reward short-term performance through cash compensation based on one year’s financial performance. Employee stock options are designed to increase in value with the Company’s long-term financial performance.

Benchmarking:

The Company has not formally compared its executive compensation to peer group or other benchmarks. Instead, the Company continually uses compensation information that becomes available when recruiting employees at all levels of the organization and on other occasions, to attempt to ensure that total compensation is competitive and fair.

Elements of compensation:

The Company’s compensation program for NEOs and other Executive Officers is comprised of salary, annual cash incentive compensation, stock options, non-qualified deferred compensation, and other benefits and perquisites.

Salary:

Base salary is paid to all the Company’s salaried employees, including Executive Officers, to provide a degree of financial certainty. Competitive base salaries are intended to attract talented employees by providing a fixed portion of compensation on which employees can rely. Salary level for each employee other than members of the Management Committee is ordinarily reviewed annually by his or her manager with the approval of and under the oversight of that manager’s manager. However, the Company’s practice has been to review Management Committee salaries every two years, taking a somewhat longer view of those salaries than of salaries of other employees. The Chief Executive Officer, following consultation with the Vice Chairman, the President and the Chief Financial Officer, recommends to the Compensation Committee base salary changes for the Management Committee.

Incentive Compensation:

Annual cash incentive compensation for Executive Officers is intended to reflect the Company’s belief that a significant portion of each Executive Officer’s potential compensation should be contingent on the performance of the Company or of the business unit of which the Executive Officer is a part. Incentive compensation formulas remain in place over many years. To align Executive Officer interests with the Company’s interests, incentive compensation formulas are not limited to minimum or maximum amounts earned. Executive Officers of the parent company earn incentive compensation based upon defined percentages of the Company’s consolidated income before income taxes and before corporate profit-based incentive compensation. Executive Officers of Company’s business units generally earn incentive compensation based upon defined percentages of the business unit’s income from operations before allocated corporate expenses, to the extent such income exceeds a determined percentage of business unit sales. Executive Officers in more senior positions have a higher defined percentage than those in less senior positions. In the year 2000 the Board of Directors amended the incentive compensation formulas for parent company Executive Officers to provide for doubling of the defined percentage for earnings in excess of those earned during the year ended January 31, 1998, to provide additional compensation for growth in the Company’s earnings.

Stock Options:

Historically, the Company’s exclusive form of long-term compensation has been stock options with option price equal to market value (average of the highest price and lowest price) on the option grant date. Stock option grants provide a direct link to shareholder value as they only have value when stock price exceeds the option price. The Company’s practice of granting such stock options with a ten-year life and graduated vesting on each of the first four grant anniversary dates encourages retention of the stock option recipients. The Chief Executive Officer, following consultation with the members of the Management Committee, recommends stock option grants to the Compensation Committee, generally at the Compensation Committee’s meeting preceding the recommended grant date and never later than its meeting on the recommended grant date. The Compensation Committee makes the final determination of grants.

During the Company’s first five years as a publicly traded company, its general practice was to grant stock options concurrently with public sales of the Company’s stock. Beginning in 1995 through the present, stock options have been granted each year except in 2004 on the same date at which Independent Director stock options are automatically granted by operation of the Independent Directors’ stock option plan (on May 1 in 1995 through 2000, and on the date of the Company’s annual stockholder meeting beginning in 2002). On May 25, 2001, to improve performance incentives for option holders and thereby improve stockholder value, the Company offered all stock option holders the right to surrender outstanding stock options by June 26, 2001, in exchange for new stock options to be granted on or about December 31, 2001. 728,000 stock options were surrendered on June 26, 2001 and option holders were granted new stock options on December 31, 2001. On occasion, the Company has granted stock options to a new hire effective on the individual’s date of hire.

The total number of shares to grant on each grant date is determined subjectively, and is intended to provide significant performance and retention incentive to stock option recipients, while maintaining capacity to grant additional stock options in future years and avoiding excessive potential stockholder dilution upon stock option exercise. Allocation of the total shares granted among more senior executives, less senior executives, and other key employees of the Company is also a subjective process, which is an important part of the Chief Executives Officers’ consultation with the Management Committee members.

The Company has never backdated stock option grants, nor has it attempted to time stock option grants in coordination with announcement of material nonpublic information, nor has the company timed its release of material nonpublic information to affect the value of executive compensation, nor does it have any plan to practice such timing. The general practice of annual stock option grants that has been in effect since May 1995 was approved by the Compensation Committee, upon recommendation by the Chief Executive Officer.

Non-Qualified Deferred Compensation:

In 1997 the Company instituted a non-qualified deferred compensation plan for its Executive Officers and certain key employees, whose participation in the Company’s 401(k) retirement plan is restricted by federal limits, to provide those executives with financial security after their employment has terminated by retirement or after long service. Company deferred compensation contributions are fully vested at all times for terminations that result from death, disability or retirement, and vest 20% per year from years six through ten of the participant’s service for terminations for any other reason. Participant elective deferrals are fully vested at all times. The deferred compensation payable is funded through life insurance policies under which the executive’s life is insured and the Company is the beneficiary. Due to the high premiums required to fund such insurance policies for Messrs. Unger and Henry Mautner, those officers receive, in lieu of deferred compensation, reimbursement for certain other insurance premiums and for medical expenses as described in the narrative in the section of this proxy statement titled “Executive Compensation”.

Other Benefits and Perquisites:

The executive officers participate in the benefit plans that are available generally to all salaried employees of the Company in the United States, including group medical insurance, life insurance, paid vacation, accidental death and dismemberment insurance and long-term disability insurance plans. These benefits provide financial security and peace of mind for employees and executives and are seen as a standard part of basic employee benefits. The cost of country club memberships are reimbursed for Messrs. Unger and Henry Mautner and, beginning in 2007, for Bradley Mautner. All the NEOs except for Mr. Bennett are furnished with a company automobile, for which NEOs reimburse the Company a fixed amount per day toward personal use; personal use beyond the amount reimbursed to the Company is shown as compensation in the accompanying compensation tables.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of the Named Executive Officers employed by the Company on the last day of the fiscal year. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. While the Committee considers the tax impact of Section 162(m), the Committee has determined that it is appropriate to maintain flexibility in compensating NEO in a manner intended to promote varying corporate goals, recognizing that certain amounts paid to Named Executive Officers in excess of $1,000,000 may not be deductible under Section 162(m). For 2007, all compensation paid to NEOs was deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates in by reference into a document filed under the Securities Act or Exchange Act.

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on such review and discussions, the

Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders.

Stephen B. Schwartz, Chairman

Arnold F. Brookstone

Eugene Miller

Dennis Kessler

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The following table shows the total compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer, and the three most highly paid executive officers other than the Chief Executive Officer and Chief Financial Officer for the fiscal years ended January 31, 2008 and 2007 (each, a “Named Executive Officer” or “NEO,”) for services rendered in all capacities to the Company and its subsidiaries.

The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” or “Stock Award” payments as defined by the SEC, for the years ended January 31, 2008 and 2007. Annual incentive compensation earned is shown under column (g), “Non-Equity Incentive Plan Compensation.”

Summary Compensation Table

TABLE 1 Name and Principal Position (a)	Year (b)	Salary ($) (c)	Option Awards ($) (f) (1)	Non-Equity Incentive Plan Compensation ($) (g) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (3)	All Other Compensation ($) (i) (4)	Total ($) (j)
David Unger Chairman and Chief Executive Officer	2007 2006	$275,000 262,500	$6,991 2,168	$12,109 205,593	$0 0	$40,299 73,616	$334,399 543,877
Michael D. Bennett Vice President and Chief Financial Officer	2007 2006	192,500 174,375	6,563 1,301	6,055 102,797	13,231 31,196	7,494 6,298	225,843 315,967
Fati Elgendy Vice President, President Perma-Pipe, Inc.	2007 2006	192,500 183,750	6,991 2,168	303,248 324,720	90,885 35,709	17,869 15,096	611,493 561,443
Henry M. Mautner Vice Chairman	2007 2006	275,000 233,750	6,991 2,168	12,109 205,593	0 0	104,148 92,131	398,248 533,642
Bradley E. Mautner President and Chief Operating Officer	2007 2006	250,000 215,000	6,991 1,729	6,055 102,797	37,150 41,462	45,338 12,168	345,534 373,156
(1)	The amounts in column (f) represent the expense as recognized under SFAS 123(R) for financial statement purposes for each NEO.
(2)	See Table 3 for additional disclosure.
(3)	The amounts in column (h) are presented in more detail in Table 7 columns (b) and (c).
(4)

Details of the amounts presented in Table 1 column (i) All Other Compensation are as follows:

TABLE 2 Name (a)	Year	Medical Payments and Premiums for Individually Selected Insurance Policies including Income Tax Gross-Up (b)	Club Dues and Fees (c)	Personal Use of Company Provided Automobile (d)	401(k) Contribution (e)	Life Insurance Premiums (f)	Total All Other Compensation (g)
David Unger	2007 2006	$19,996 54,199	$8,300 8,156	$3,781 5,625	$6,986 4,400	$1,236 1,236	$40,299 73,616
Michael D. Bennett	2007 2006	0 0	0 0	0 0	4,973 3,777	2,521 2,521	7,494 6,298
Fati A. Elgendy	2007 2006	0 0	0 0	8,185 8,851	6,910 3,471	2,774 2,774	17,869 15,096
Henry M. Mautner	2007 2006	45,771 36,154	45,699 46,442	4,449 3,899	6,993 4,400	1,236 1,236	104,148 92,131
Bradley E. Mautner	2007 2006	0 0	28,252 0	7,776 6,826	6,896 2,928	2,414 2,414	45,338 12,168

Grants of Plan-Based Awards

Amounts in Table 1 column (g) represent the following:

TABLE 3 Name (a)	Grant Date (b)	Estimated Future Payouts under Non-Equity Incentive Plan Awards
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
David Unger	2/1/07		$12,109
Michael D. Bennett	2/1/07		6,055
Fati A. Elgendy	2/1/07		303,248
Henry Mautner	2/1/07		12,109
Bradley E. Mautner	2/1/07		6,055

A substantial portion of the total compensation reported in the Summary Compensation Table above is paid to the NEOs pursuant to the terms of their compensation plans described below maintained by the Company.

All the Company’s NEOs are employed at will, except for Fati A. Elgendy, whose employment agreement is described below, and are eligible for employee benefits available to the Company’s other salaried employees in the United States of America, including group medical insurance, group life insurance, Company-funded short-term disability benefits, group long-term-disability insurance, and a 401(k) retirement plan. The only amounts payable to an NEO, except for Mr. Elgendy, upon employment termination are amounts vested under the Company’s Nonqualified Deferred Compensation Plan, pro-rated amounts earned for a partial year under the NEO’s Non-Equity Incentive formula, and amounts required by law.

Compensation Plans for NEOs as of January 31, 2008

David Unger. In addition to Mr. Unger’s annual base salary, he earns incentive compensation calculated as a defined percentage of the Company’s consolidated income before income taxes and before corporate profit-based incentive compensation. The Company makes available to Mr. Unger an annual amount to pay premiums for certain insurance policies for Mr. Unger and his wife currently or in later years, reimburses his and his wife’s medical expenses, and pays him an annual allowance for income tax gross-up on such insurance premiums and medical insurance payments, in lieu of Nonqualified Deferred Compensation provided to other NEOs. Mr. Unger is reimbursed for a club membership, and is provided a company automobile. Mr. Unger is granted stock options as approved by the Compensation Committee from time-to-time.

Michael D. Bennett. In addition to Mr. Bennett’s annual base salary, he earns incentive compensation calculated as a defined percentage of the Company’s consolidated income before income taxes and before corporate profit-based incentive compensation. Mr. Bennett is credited annually with nonqualified deferred compensation and is granted stock options as approved by the Compensation Committee from time-to-time.

Fati A. Elgendy. On November 12, 2007, the Company and Mr. Elgendy entered into an employment agreement to confirm Mr. Elgendy’s employment arrangement with the Company (the “Employment Agreement”. The Employment Agreement has a term of five (5) years beginning as of February 1, 2007 (the “Initial Term”), and will be automatically renewed for subsequent one year terms unless written notice of termination is given by either party at least six (6) months prior to the expiration of the Initial Term or any subsequent term. The Employment Agreement provides for an annual base salary (which may be modified by the Compensation Committee from time to time) as set forth in Table 1 - Summary Compensation Table. In addition to Mr. Elgendy’s annual base salary under the Employment Agreement, he earns incentive compensation calculated as a defined percentage of the Perma-Pipe Incentive Earnings. Pursuant to the Employment Agreement, Mr. Elgendy is provided a company automobile is credited annually with nonqualified deferred compensation and is granted stock options as approved by the Compensation Committee from time-to-time. The following describes the potential payments upon termination of employment.

•	Death or Disability - Base salary and incentive compensation accrued prior to the date of death or disability and not paid.
•	Termination for Cause - Base salary and incentive compensation accrued prior to the date of termination and not paid.
•

Termination without Cause - Base salary through termination date plus base salary through the later of end of the Employment Agreement term or a 24 month period. Incentive compensation 100% equal of the incentive compensation amount earned in the preceding year (“Baseline Bonus”). For the following year, if applicable, he will receive an amount equal to 75% of the Baseline Bonus. For any subsequent year, he will receive an amount equal to 50% of the Baseline Bonus. In no event will he receive incentive compensation for any fiscal year in which the last date of the term occurs.

•	Employee’s voluntary termination - Base salary and incentive compensation accrued prior to the date of termination and not paid.
•	Rights to benefits – Upon termination of employment under any provision, the rights and benefits will be determined in accordance with the terms and provisions of such plans and programs.

Henry M. Mautner. In addition to Mr. Mautner’s annual base salary, he earns incentive compensation calculated as a defined percentage of the Company’s consolidated income before income taxes and before corporate profit-based incentive compensation. The Company makes available to Mr. Mautner an annual amount to pay premiums for certain insurance policies for Mr. Mautner and his wife currently or in later years, reimburses his and his wife’s medical expenses, and pays him an annual allowance for income tax gross-up on such insurance premiums and medical insurance payments, in lieu of Nonqualified Deferred Compensation provided to other NEOs. Mr. Mautner is reimbursed for club memberships, and is provided a company automobile. Mr. Mautner is granted stock options as approved by the Compensation Committee from time-to-time.

Bradley E. Mautner. In addition to Mr. Mautner’s annual base salary, he earns incentive compensation calculated as a defined percentage of the Company’s consolidated income before income taxes and before corporate profit-based incentive compensation. Mr. Mautner is reimbursed for a club membership, and is provided a company automobile. Mr. Mautner is credited annually with nonqualified deferred compensation and is granted stock options as approved by the Compensation Committee from time-to-time.

Outstanding Equity Awards at January 31, 2008

The following unexercised stock options are outstanding as of January 31, 2008:

TABLE 4 Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Vesting Date	Option Expiration Date (f)

David Unger	4,000 1,000	1,000 1,000 1,000 1,250 1,250 1,250 1,250	$7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17
Michael D. Bennett	1,250 1,500 2,000 1,000	1,000 1,000 1,000 1,250 1,250 1,250 1,250	$2.15 $2.16 $7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	5/31/12 5/31/13 5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17
Fati A. Elgendy	12,000 875 4,000 1,000	1,000 1,000 1,000 1,250 1,250 1,250 1,250	$3.12 $2.16 $7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	11/30/11 5/31/13 5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17
Henry M. Mautner	4,000 1,000	1,000 1,000 1,000 1,250 1,250 1,250 1,250	$7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17
Bradley E. Mautner	4,000 1,000	1,000 1,000 1,000 1,250 1,250 1,250 1,250	$7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17

Option Exercises and Stock Vested 2007

The following stock options were exercised during 2007:

TABLE 5 Name (a)	Option Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
David Unger	50,500	$477,648
Michael D. Bennett	0	0
Fati A. Elgendy	27,000	445,227
Henry M. Mautner	50,500	499,363
Bradley E. Mautner	5,250	117,816

Nonqualified Deferred Compensation 2007 and at January 31, 2008

The following table contains additional required disclosures regarding nonqualified deferred compensation.

TABLE 6 Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY (c) (1)	Aggregate Earnings in Last FY ($) (d) (1)	Aggregate Balance at Last FYE ($) (f)
David Unger	$0	$0	$0	$0
Michael D. Bennett	0	20,000	(6,769)	167,624
Fati A. Elgendy	150,000	20,000	70,885	892,611
Henry M. Mautner	0	0	0	0
Bradley E. Mautner	0	25,000	12,150	231,517

(1)

Following are the amounts in Columns (c) and (d) above also reported in the Summary Compensation Table for the last Fiscal Year, and amounts reported as compensation to the Named Executive officer in the Company’s Summary Compensation Tables of previous years:

TABLE 7 Name (a)	Amounts in Columns (c) and (d) Above Also Reported in the Summary Compensation Table for the Last Fiscal Year		Amounts Reported as Compensation to the Named Executive Officer in The Company’s Summary Compensation Tables of Previous Years (d)
	Col (c) Registrant Contributions in Last FY (b)	Col (d) Aggregate Earnings in Last FY (c) (1)
David Unger	0	0	0
Michael D. Bennett	$20,000	$(6,769)	$13,231
Fati A. Elgendy	20,000	70,885	90,885
Henry M. Mautner	0	0	0
Bradley E. Mautner	25,000	12,150	37,150

(1) Aggregate earnings in last fiscal year included in the Summary Compensation Table represent earnings on the Company’s contributions.

Non-management Directors’ Compensation 2007

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (d) (1)	Total ($) (h)
Arnold F. Brookstone	$26,600	$2,246	$28,846
Eugene Miller	23,600	2,246	25,846
Stephen B. Schwartz	23,600	2,246	25,846
Dennis Kessler	23,600	2,246	25,846
(1)	The amounts in column (d) represent the 2007 expense as recognized under SFAS 123(R) for financial statement purposes for each Director.

Directors who are also employees of the Company or a subsidiary of the Company are not compensated for service as a Director.

Independent Directors are paid a quarterly fee of $2,500, a fee of $2,000 for each day of attendance at Board meetings, $1,000 for attendance at each Audit Committee meeting, and a $200 fee per hour for engagement in any other activity on behalf of the Company, and are reimbursed for their expenses. The Audit Committee Chairman, Mr. Brookstone, receives an additional $750 quarterly fee as compensation for that service.

Stock options under the Company’s 2001 Independent Directors Stock Option Plan are granted as follows: (i) an option to purchase 10,000 shares upon an Independent Director’s first election to the Board; (ii) an option to purchase

1,000 shares automatically upon each date the Independent Director is re-elected to the board, and (iii) the Board of Directors has the discretion to make additional option grants to Independent Directors from time to time as the Board of Directors deems necessary or desirable. No discretionary grants have been made to-date.

The following unexercised stock options are outstanding as of January 31, 2008:

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Vesting Date	Option Expiration Date (f)
Arnold F. Brookstone	2,750 500 750 750 1,000 250	250 250 250 250 250 250 250 250	$3.12 $2.15 $2.16 $3.31 $3.31 $7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/24/08 6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	11/30/11 5/31/12 5/31/13 5/31/14 5/31/14 5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17
Eugene Miller	11,000 1,000 1.000 750 1,000 250	250 250 250 250 250 250 250 250	$3.12 $2.15 $2.16 $3.31 $3.31 $7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/24/08 6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	11/30/11 5/31/12 5/31/13 5/31/14 5/31/14 5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17
Stephen B. Schwartz	4,000 500 750 750 1,000 250	250 250 250 250 250 250 250 250	$3.12 $2.15 $2.16 $3.31 $3.31 $7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/24/08 6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	11/30/11 5/31/12 5/31/13 5/31/14 5/31/14 5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17

Dennis Kessler	7,250 1,000 1,000 500 1,000 250	250 250 250 250 250 250 250 250	$3.12 $2.15 $2.16 $3.31 $3.31 $7.61 $10.075 $10.075 $10.075 $10.075 $28.99 $28.99 $28.99 $28.99	6/24/08 6/22/08 6/22/09 6/22/10 6/19/08 6/19/09 6/19/10 6/19/11	11/30/11 5/31/12 5/31/13 5/31/14 5/31/14 5/31/15 5/31/16 5/31/16 5/31/16 5/31/16 5/31/17 5/31/17 5/31/17 5/31/17

401(k) Plan

The domestic employees of the Company, including the Named Executive Officers, are eligible to participate in the MFRI, Inc. Employee Savings and Protection Plan (the “401(k) Plan”), which is applicable to all employees except certain employees covered by collective bargaining agreement benefits. The 401(k) Plan allows employee pretax payroll contributions of up to 16% of total compensation. The Company matches 50% of each participant's contribution, up to a maximum of 3% of each participant’s salary.

Compensation Committee Interlocks and Insider Participation

There are no matters related to Compensation Committee interlocks or insider participation that the Company is required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and persons who own more than 10% of the Company’s outstanding Common Stock report their beneficial ownership and changes in their beneficial ownership of the Company’s Common Stock by filing reports with the Securities and Exchange Commission. Based solely on the Company’s review of reports provided to the Company, no director, officer or owner of more than 10% of the Common Stock of the Company has failed to file on a timely basis a Statement of Beneficial Ownership of Securities on Form 3, 4 or 5 during 2007 except for two sales made by Fati Elgendy on June 20, 2007 and June 21, 2007 that was reported on Form 4 filed on June 26, 2007and one sale made by Don Gruenberg on June 25, 2007 that were reported on Form 4 filed on June 28, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The chart below sets forth the aggregate fees for professional services billed by Grant Thornton LLP in 2007 and 2006, and breaks down these amounts by category of service:

	2007	2006
Audit Fees	$623,300	$314,800
Audit-Related Fees	0	0
Tax Fees	0	28,700
All Other Fees	3,750	0
Total	$627,050	$343,500

Audit Fees - Audit fees represent services rendered for the audit of the Company’s consolidated annual financial statements and reviews of the quarterly financial statements, and the audit of internal controls over financial reporting. Additionally, audit fees include consents and other services related to SEC matters.

Audit-Related Fees - Fees include work related to the Company’s compliance with its anticipated obligations under Sarbanes-Oxley 404.

Tax Fees - There were no fees billed for tax services in 2007.

All Other Fees – 2007 fees represent subscription fees for an accounting and auditing research tool.

Engagement - Grant Thornton was engaged by the Audit Committee, and the Audit Committee approved in advance all audit and non-audit services rendered to the Company for 2007.

Representatives of Grant Thornton are expected to be present at the meeting and will be available to respond to appropriate questions and may make a statement if they so desire. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Grant Thornton.

PROPOSAL 2 - STOCKHOLDER PROPOSAL

In accordance with SEC rules and regulations, the following stockholder proposal (the “Proposal”) has been submitted for inclusion in this Proxy Statement by a stockholder owning the requisite number of shares of the Company’s common stock. The name, address and number of shares of stock owned by such stockholder are available upon oral or written request to the Company. The proposal and supporting statement of the proponent, for which the Board of Directors accepts no responsibility, are set forth below:

Stockholder Proposal

Proposal: “We recommend that MFRI hire an accredited investment banker to advise it on ways to increase stockholder value, either through a sale through auction or via a merger.”

Stockholder Supporting Statement: As illustrated in Figure 1, attached herein, MFRI is “cheap” on both an absolute and relative basis.

Figure 1: MFRI is “cheap”

Company	Market Cap ($ in Millions)	Price/Book	Price/Sales	Gross Margin %
MFRI, Inc.	97.6	1.55	0.4	20.8
Donaldson Co.	3,090.4	4.48	1.56	31.52
CLARCOR Inc.	1,797.4	3.24	1.99	30.46
Peerless Mfg Co	236.7	6.42	2.58	31.67
Pall Corporation	4,481.0	3.42	2.05	46.81

Board of Directors’ Statement in Opposition to the Stockholder Proposal

Your Board of Directors strongly believes that the Proposal set forth above is not in the best interests of the Company or its stockholders. We urge you to vote AGAINST the proposal.

The Board is elected by you, our stockholders, to direct the management of the Company’s business in a manner that will enhance the value of the Company to our stockholders. Primarily through product innovations and product and customer diversifications, the Company has increased net sales during the last five years from $122,897,000 to $239,487,000 for the year ended January 31, 2008. During that same period, operating income increased from $914,000 to $2,896,000. These financial results represent a five-year average growth rate in net sales and operating income of 14.3% and 25.1%, which compare as follows to median results of companies comprising the S&P 600 Small Cap Index (12.6% and 15.4%, respectively), as well as the Russell 2000 Index (12.7% and 14.5%, respectively), who have reported their 2007 financial information as of March 31, 2008. Backlog at January 31, 2003 was $30,365,000 compared to $143,465,000 at January 31, 2008. Further, the sale by the Company of approximately 1,000,000 shares of common stock in February 2007 has allowed the Company to reduce its reliance on borrowed funds and enter 2008 with a stronger capitalization than in any prior year.

The subprime credit crisis and fears of economic recession have caused significant volatility in the equity markets over the last several months. We encourage our stockholders to evaluate the long term performance of our stock, which is illustrated by the following chart:

	1/03	1/04	1/05	1/06	1/07	1/08
MFRI, Inc.	100.00	147.31	479.04	362.28	1143.71	956.89
NASDAQ Composite	100.00	156.40	156.66	177.31	192.91	187.21
Russell 2000	100.00	158.03	171.73	204.17	225.49	203.42
S&P Smallcap 600	100.00	147.86	172.29	205.71	223.02	207.21

Your Board implemented a major growth initiative for the Company in 2005 that it believes is already yielding positive results to further position the Company for long-term growth on a global basis and profitability that will further enhance stockholder value. We believe that our capital structure will allow us to make prudent investments and favorably position us in the future. The growth initiative aims to diversify the Company’s business and improve performance by entering new lines of business, opening manufacturing facilities overseas, pursuing sales in markets outside the United States and seeking alternative sources of materials overseas. Some of the major elements of the growth initiative achieved to date include: the completion of a manufacturing facility in the United Arab Emirates; the introduction of Glass Syntactic Polyurethane for deep water undersea oil gathering lines; the introduction of a major market initiative to manufacture and sell Perma-Pipe products in India (with an initial contract entered into in February 2008); the acquisition of a manufacturing facility in South Africa; the re-introduction of a new, energy-saving industrial water chiller; and the introduction of a new business segment to construct heating, ventilating and air conditioning systems in Chicago. The Board reviews and updates the plan each year so that initiative parameters are directed toward Company goals.

The Board keeps apprised of trends and developments in all segments in which the Company competes. Stock prices in these industries vary widely based on many factors, including: geographic factors; change in government policies and laws, domestic and worldwide economic conditions; fluctuations in currency exchange rates and commodity prices, and seasonality of the piping systems business. Determining whether and when stockholder value can be maximized by a sale or merger of a company requires more than looking at the average stock prices involving companies that do not compete in all of the businesses that MFRI competes.

We believe our success, and ultimately our stockholder value, is highly dependent on our ability to build and maintain strong relationships with our employees and our customers. If the Proposal were approved, the uncertainty for the future could undermine the Company’s relationships with its employees and customers, causing a potential decline in revenues, profits and stockholder value. It may be harder to attract new business if customers believe the Company may soon be gone. It may be harder to motivate employees to develop new business if their morale is diminished by the prospect of losing their jobs, and it may be harder to keep experienced employees. The uncertainty that would inevitably accompany the adoption of the Proposal could prompt some of our employees to leave the Company in search of better job security.

The only argument advanced by the proponent in respect of its Proposal is that the stock of the Company is “cheap on both an absolute and relative basis.” In support of its argument, the proponent lists four other companies which compete with the Company only on a limited basis in certain types of filter products (which filter products represent only approximately 40% of the revenue of the Company). The Board believes that such a comparison has little relevance to the Company as MFRI has four distinctly different principal lines of business and there is no one industry “peer” group that is comparable to the Company. In addition, the Proposal compares our valuation with three multi-billion dollar market capitalization companies: Donaldson, CLARCOR and Pall. These companies are substantially larger than MFRI and are primarily filtration companies. We believe it is not relevant to compare MFRI with these companies.

Some people might argue that it is a good time to buy company stock when it is “cheap”, others might argue that when a company is “cheap” it is not a good time to try and sell a company especially when a company is well capitalized, has the largest backlog in its history and increasingly positive long-term operating results. Although the Board believes the stock market price of the Company stock may be adversely affected by profitability reduced from our prior year as well as the economy in general, the Board believes that the reduced profitability is due primarily to short term events. The Board believes that the present time is not the best time to attempt to sell the Company or merge the Company and obtain the highest value for its stockholders, particularly in view of the current economic climate.

The Company has examined strategic alternatives in the past, including when appropriate engaging an investment banking firm to advise the Board, and believes that the way to increase stockholder value at this time is to focus on executing our strategic plan and addressing the many opportunities available to the Company. Nonetheless, your Board will continue in the future to regularly review the Company’s business and prospects and, as part of those reviews, will consider whether strategic alternatives, such as a sale of all or a part of the Company or a merger of the Company, will enhance stockholder value.

Your Board of Directors remains committed to maximizing the Company’s value for all stockholders.

Your Board of Directors unanimously recommends that you vote AGAINST the proposal.

MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

The rules of the Securities and Exchange Commission permit companies to provide a single copy of an annual report and proxy statement to households in which more than one stockholder resides (“Householding”). Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be Householding their proxy materials will receive only one copy of the Company’s Proxy Statement and 2007 Annual Report to Stockholders unless they have affirmatively objected to the Householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting the Corporate Secretary of the Company orally or in writing. For future annual meetings, a stockholder may request separate annual reports or proxy statements, or may request the Householding of such materials, by contacting the Company’s Transfer Agent at the following address:

Continental Stock Transfer & Trust Company

1 Battery Place

New York, New York 10004

(212) 509-4000

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 filed with the Securities and Exchange Commission accompanies this Proxy Statement. Additional copies of the Annual Report on Form 10-K may be obtained, without charge, from the Company’s website at www.mfri.com, 847-966-1000, or by writing to the Company’s Corporate Secretary at MFRI, Inc., 7720 N. Lehigh Avenue, Niles, Illinois 60714.

STOCKHOLDER PROPOSALS FOR 2009

Any proposal which a stockholder intends to present at the annual meeting of stockholders in 2009 must be in writing, must be received by the Company at its principal executive offices in Niles, Illinois by January 29, 2009 and must satisfy the applicable rules and regulations of the Securities and Exchange Commission, in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting. In addition, if any business should properly come before such annual meeting other than that which is stated in such proxy statement, then, if the Company does not receive notice of such matter by April 14, 2009, the persons designated in such proxy form will have discretionary authority to vote or refrain from voting on any such proposal.

IMPORTANT

All stockholders are cordially invited to attend the meeting in person.

If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

MFRI, INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

1.     Election of Directors

Nominees: David Unger, Henry M. Mautner, Bradley E. Mautner,

Arnold F. Brookstone, Eugene Miller, Stephen B. Schwartz and Dennis Kessler.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided at the right and mark the oval "For All Nominees Except")

	For / /	Withheld / /	For All Except / /

	Nominee	Exceptions

2. Proposal: “We recommend that MFRI hire an accredited investment banker to advise it on ways to increase stockholder value, either through a sale through auction or via a merger.”	For / /	Against / /	Abstain / /
Your Board of Directors strongly believes that the Proposal set forth above is not in the best interests of MFRI or its stockholders. We urge you to vote AGAINST the proposal.

3. In accordance with their discretion upon all other matters that may properly come before said meeting and any adjournment thereof.

Dated: , 2008 Signature Signature
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED UNDER ITEM 1.

NOTE: Please sign exactly as name appears hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

PROXY	PROXY
MFRI, INC.

FOR SHARES OF COMMON STOCK SOLICITED ON
BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2008

The undersigned hereby appoints DAVID UNGER, BRADLEY E. MAUTNER and MICHAEL D. BENNETT, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of MFRI, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on June 19, 2008 at 10:00 a.m. Chicago time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.